Exhibit 5.1

Scott MacTaggart
Lewis Roca Rothgerber Christie LLP		Partner
3993 Howard Hughes Parkway	702.949.8200 main	Admitted in California and Nevada
Suite 600	702.949.8398 fax	(702) 474-2646 direct
Las Vegas, NV 89169	lrrc.com	(702) 216-6180 fax
SMACTAGGART@lrrc.com

May 29, 2020

First Busey Corporation

100 W. University Avenue

Champaign, Illinois 61820

Re:	Registration Statement on Form S-8; 1,829,606 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special Nevada counsel to First Busey Corporation, a Nevada corporation (the “Company”), in connection with the registration by the Company of 1,829,606 shares of Common Stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Company’s 2020 Equity Incentive Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2020 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus or other ancillary documents, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Corporation Law of the State of Nevada, Nevada Revised Statutes Chapter 78 (“Nevada Corporation Law”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the persons to whom issued, granted or awarded (“issuees”), and have been issued by the Company in the circumstances contemplated by and pursuant to the requirements of the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and the issuees have exercised their rights in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with any and all applicable notice requirements regarding uncertificated shares pursuant to the Nevada Corporation Law.

May 29, 2020 Page 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lewis Roca Rothgerber Chrisite LLP

Lewis Roca Rothgerber Christie LLP